EXHIBIT 10.6

MANUFACTURER’S AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of this 20th day of July, 2005, by and between the TOWN OF NORTH HEMPSTEAD (the “Town”), a municipal corporation duly organized and validly existing under the laws of the State of New York (the “State”), with its principal office located at 220 Plandome Road, Manhasset, New York 11030, and ODYNE CORPORATION (the “Manufacturer”), a business corporation duly organized and validly existing under the laws of the State, with its offices located at 89 Cabot Court, Suite L, Hauppauge, New York 11788 (the Town and the Manufacturer are hereinafter referred to, together, as the “Parties”, and individually as a “Party”).

W I T N E S S E T H :

WHEREAS, the Town is in need of an energy efficient and mechanically reliable bus for the transporting of Town seniors and other residents by its Department of Community Services (the “Product”); and

WHEREAS, the Town has identified the Manufacturer as ready, willing, and able to undertake and complete the manufacture of the Product and the related deliverables in accordance with Exhibit ‘A’, attached hereto and made a part hereof (the “Product Description and Other Deliverables, and Milestone Schedule”), and has recommended that the Town Board authorize the execution of an agreement with the Manufacturer for the undertaking and completing of the Product and related deliverables (the “Product and Deliverables”) on the terms hereinbelow set forth; and

WHEREAS, by resolution adopted at a meeting duly held on July 19, 2005, the Town Board authorized the Town Supervisor to execute an agreement with the Manufacturer for the Product and Deliverables.

NOW THEREFORE, pursuant to the terms, provisions, covenants and conditions more fully set forth below, the Parties hereto agree as follows:

1.

The Product; Warranties

The Manufacturer shall undertake and complete the Product and Deliverables in accordance with the Product Description and Other Deliverables, and Milestone Schedule. All materials and equipment furnished in connection with the undertaking and completing of the Product shall be new, and the work undertaken in connection therewith shall be of good quality, free of faults and defects and in conformance with this Agreement. The Product, and its component parts, shall be covered by the warranties set forth in Exhibit ‘B’, attached hereto and made a part hereof (the “Warranties”).

2.

Contract Amount

In consideration of the Manufacturer’s completion of the Product and Deliverables, the Town agrees to pay Manufacturer a sum not to exceed Ninety Two Thousand Five Hundred Dollars ($92,500) (the “Contract Amount”), which shall constitute full and complete compensation for the Product performed hereunder. None of the Contract Amount shall be paid by the Town except pursuant to timely filed claim forms containing documentation of the costs claimed following completion of all or a portion of the Product, all in form and substance satisfactory to the Town. Payment shall be made in installments set forth in Exhibit ‘C’, attached hereto and made a part hereof. The Contract Amount assumes exemption of the transaction from State sales tax.

3.

Term

The term of this Agreement shall commence on the date hereof, and, unless earlier terminated pursuant to Section 4 hereof, shall expire upon the completion of the Data Collection Study (as defined in the Product Description and Other Deliverables, and Milestone Schedule).

4.

Termination

The Town reserves the absolute right to terminate manufacture of the Product at any time by service of a written notice sent by certified mail to the address set forth above. The Town will be responsible for payment of any portion of the Product and Deliverables prior to termination and satisfactorily documented to the Town’s Comptroller.

5.

Amendments

This Agreement may only be amended or modified by written agreement duly executed by the Parties.

6.

Indemnification

(a)

To the fullest extent permitted by law, the Manufacturer:

(i)

shall be solely responsible for and shall indemnify and hold harmless the Town, and its officers, employees, agents, and servants (collectively, the “Indemnitees”), from and against any and all liabilities, losses, costs, expenses (including, without limitation, reasonable attorneys’ fees and disbursements), and damages (collectively, “Losses”), arising out of or in connection with any acts or omissions of the Manufacturer, and any and all of Manufacturer’s officers, directors, employees, servants, or agents, and independent contractors (“Manufacturer’s Agent”) pursuant to this Agreement, including Losses incurred in connection with any investigation, litigation or other proceeding, or preparing a defense to or prosecuting the same.

(ii)

shall, upon the Town’s written demand and at the written Town’s direction, promptly and diligently defend, at the sole risk and expense of the Manufacturer, any and all suits, actions, or proceedings which may be brought or instituted against one or more Indemnitees and which arise out of or in connection with this Agreement, and the Manufacturer shall pay and satisfy any judgment, decree, loss, or settlement in connection therewith.

(iii)

shall, and shall cause Manufacturer’s Agents, to cooperate with the Town in connection with the investigation, defense, or prosecution of any action, suit, or proceeding arising out of or in connection with this Agreement.

(b)

The obligations of the Manufacturer pursuant to Section 6 (a) hereof shall not be limited by reason of enumeration of any insurance coverage provided under this Agreement.

(c)

Nothing in this Section 6 or elsewhere in this Agreement shall create or give to third parties any claim or right of action against the Town beyond that which legally exist regardless of the provisions of this Agreement.

(d)

The provisions of this Section 6 shall survive the termination or expiration of this Agreement to the extent that the right of a third party to bring a claim seeking Losses hereunder survives such termination or expiration.

7.

Insurance

Manufacturer agrees to procure and maintain the following insurance policies, with a carrier holding an “A” rating from AM Best Company, and furnish certificates of insurance evidencing its procuring of said policies:

(i)

comprehensive general liability insurance covering the liability of the Manufacturer, and indemnifying and holding harmless the Town, its agents, employees and representatives from any and all loss and/or damage arising out of the performance of this Agreement with a combined single limit (bodily injury/property damage) of Two Million ($2,000,000). The Town shall be named as additional insured on said policy, and shall be entitled to 30 days advance written notice of the cancellation or termination of said policy.

(ii)

excess liability insurance in the amount of $1,000,000. The Town shall be named as additional insured on said policy, and shall be entitled to 30 days advance written notice of the cancellation or termination of said policy. Proof of said policy shall be delivered to the Town no later than the date that the Product is delivered to the Town.

workers’ compensation insurance. The Town shall be entitled to 30 days advance written notice of the cancellation or termination of said policy.

8.

Compliance With Laws

(a)

The Manufacturer shall comply with and conform to any Federal, State, Town, municipal or local laws or regulations, and shall procure at its own expense any license or permit, and shall pay any and all license fees or charges.

(b)

The Manufacturer shall pay laborers, workers or mechanics not less than the prevailing rate of wage and supplements (fringe benefits) in accordance with Section 220 of the Labor Law of the State of New York and the prevailing practices in the locality where the Product is manufactured.

(c)

This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

9.

Merger

It is understood that the Agreement represents the entire Agreement of the Parties, and all previous understandings are merged herein, and no modifications of the Agreement shall be valid unless it meets the requirements of Section 5 hereof.

10.

Obligations Related to Grant

The Parties acknowledge that the installation of the hybrid electric vehicular propulsion system (“HEV”) in connection with the manufacture of the Product is being funded with a grant pursuant to a grant agreement (the “Grant Agreement”) between the Manufacturer and the New York State Energy Research and Development Authority (“NYSERDA”), a copy of which is incorporated in Exhibit ‘D’, attached hereto and made a part hereof. Manufacturer agrees that, if a default or event of default arises under the Grant Agreement, it shall notify the Town within five (5) days that it gains knowledge of same. To the extent practicable, the Town agrees to cooperate with the Manufacturer in connection with the Manufacturer’s fulfillment of its obligations under the Grant Agreement.

IN WITNESS WHEREOF, the Parties have set their hands as of the day and year first above written.

TOWN OF NORTH HEMPSTEAD By: /s/ Jonathan S. Kaiman Jonathan S. Kaiman, Supervisor
ODYNE CORPORATION By: /s/ Joshua Hauser Joshua Hauser, Senior Vice President
APPROVED AS TO FORM: /s/ Richard S. Finkel Richard S. Finkel, Town Attorney
/s/ Paul Pathe Paul Pathe, Comptroller
/s/ Helene Raps Helene Raps – Beckerman Commissioner of Finance
/s/ Madge Kaplan Madge Kaplan, Commissioner Department of Community Services

STATE OF NEW YORK

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:  ss.:

COUNTY OF NASSAU

)

On the 21st day of July in the year 2005, before me, the undersigned, personally appeared Jonathan S. Kaiman, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

My commission expires

STATE OF NEW YORK

)

:  ss.:

COUNTY OF NASSAU

)

On the 21st day of July in the year 2005, before me, the undersigned, personally appeared Joshua Hauser, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

My commission expires